Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3ASR No. 333-165089; and Form S-8 Nos. 33-37341, 333-70308, and 333-104057) of Eli Lilly and Company and subsidiaries and in the related Prospectuses of our reports dated February 22, 2011, with respect to the consolidated financial statements of Eli Lilly and Company and subsidiaries, and the effectiveness of internal control over financial reporting of Eli Lilly and Company and subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2010.

/s/ Ernst and Young LLP

Indianapolis, Indiana

February 22, 2011